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FORM 3

                                   OMB APPROVAL
                                   OMB NUMBER                          3235-0104
                                   EXPIRES:                   SEPTEMBER 30, 1998
                                   ESTIMATED AVERAGE BURDEN
                                   HOURS PER RESPONSE........................0.5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940


(PRINT OR TYPE RESPONSES)

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1.  Name and Address of Reporting Person*                                                  2.  Date of Event Re-
                                                                                               quiring Statement
TRAVELERS GROUP INC.                                                                           (Month/Day/Year)
                                                                                               OCTOBER 27, 1997

(Last)                           (First)                              (Middle)

                                                                                           -----------------------------------------

                                                                                           3.  IRS or Social Se-
388 GREENWICH STREET                                                                           curity Number of
                                                                                               Reporting Person
-------------------------------------------------------------------------------------
                                 (Street)                                                (Voluntary)


NEW YORK                         NEW YORK                             10013


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(City)                            (State)                             (Zip)

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

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
4.  Issuer Name AND Ticker or Trading Symbol

SALOMON INC (SMB)


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5.  Relationship of Reporting Person to Issuer             6.  If Amendment, Date of Original
                 (Check all applicable)                          (Month/Day/Year)
_____ Director                  X          10% Owner
                              ------
_____ Officer (give title     _____ Other (specify
      below)                            below)
             -------------------------
                                                           ========================================================

                                                           7.  Individual or Joint/Group Filing
                                                                (Check Applicable Line)
                                                             X  Form filed by One Reporting Person

                                                           _____Form filed by More than One Reporting Person

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      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED



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1.  Title of Security                                                                      2.  Amount of Securities
    (Instr. 4)                                                                                 Beneficially Owned


                                                                                               (Instr. 4)
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COMMON STOCK                                                                               NONE FN (1)

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

3.  Ownership                                              4.  Nature of Indirect Beneficial
    Form:  Direct                                              Ownership
    (D) or Indirect
    (I)  (Instr. 5)                                            (Instr. 5)
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         n/a

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)
*If the form is filed by more than one reporting person, SEE instruction 5(b)(v).                   SEC 1473 (7-96)


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

FORM 3 (CONTINUED)                                                   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

============================================================================ =================================
1.  Title of Derivative Security                                             2.  Date Exer-
    (Instr. 4)                                                                   cisable and
                                                                                 Expiration
                                                                                 Date
                                                                                 (Month/Day/
                                                                                 Year)






                                                                             ---------------- ----------------

                                                                             Date             Expira-
                                                                             Exer-            tion
                                                                             cisable          Date

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

========================================================= --------------------- ----------------------- ===========================
3.  Title and Amount of Securities Underlying             4.  Conver-           5.  Owner-              6.  Nature of Indirect
    Derivative Security                                       sion or               ship                    Beneficial Ownership
    (Instr. 4)                                                Exercise              Form of                 (Instr. 5)
                                                              Price of              Deriv-
                                                              Deri-                 ative
                                                              vative                Security:
                                                              Security              Direct
                                                                                    (D) or
                                                                                    Indirect
                                                                                    (I)
                                                                                    (Instr. 5)

----------------------------------- ---------------------

                                    Amount or
               Title                Number of
                                    Shares

----------------------------------- --------------------- --------------------- ----------------------- ============================

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

Explanation of Responses:

FN (1) Travelers Group Inc. may be deemed to be the beneficial owner of more than 10% of the Common Stock of Salomon Inc due to its power to vote certain shares.
        Travelers Group Inc. does not have a pecuniary interest in any of such shares.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

                                      /s/ Irwin Ettinger                                                     11/6/97
                              --------------------------------                                               -------
                              ** Signature of Reporting Person                                                 Date


        SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
        If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                         Page 2
required to respond unless the form displays a currently valid OMB Number.                                          SEC 1473 (7-96)
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